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                                                                    Exhibit 5.1



                                   August 7, 2002



The Board of Directors of Caldera International, Inc.
355 South 520 West
Lindon, Utah 84042

Re: Registration Statement on Form S-8 filed by Caldera International, Inc. (the "Company") with respect to the shares of common stock issued in connection with certain severance agreements and termination of change of control agreements (the "Agreements")

Gentlemen:

         We refer you to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, for registration of 280,000 shares of common stock, par value $.001 per share, of the Company ("Common Stock") that will be issued by the Company pursuant to the Agreements. We advise you that, in our opinion:

               The issuance of the 280,000 shares of Common Stock pursuant to the Agreements will be legally issued, fully paid and nonassessable. We assume, for these purposes, that the issuance of the 280,000 shares pursuant to the Agreements will be done so in accordance with the terms and conditions of the Agreements and pursuant to this Registration Statement.

         We hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Parr Waddoups Brown Gee & Loveless

                                       PARR WADDOUPS BROWN GEE & LOVELESS